EXHIBIT 2

Controls and Procedures

1.
Evaluation of disclosure controls and procedure: The Company's Chief Executive Officer and its Chief Financial Officer, after evaluating the effectiveness of the Company's disclosure controls and procedures (as defined in Rules 13a-14(c) and 15d-14(c) of the Securities Exchange Act of 1934) as of a date within 90 days of the filing date of this Form 6-K (the "Evaluation Date"), have concluded that the Company's disclosure controls and procedures are adequate and effective to ensure that all material information relating to the Company would be made known to them by others within the Company and its subsidiaries.

2.
Changes in internal controls: There were no significant changes in the Company's internal controls or in other factors that would significantly affect the Company's internal controls and procedures subsequent to the Evaluation Date, nor any significant deficiencies or material weaknesses in such internal controls and procedures requiring corrective actions.

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